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                                 EXHIBIT 4(b)
                     QUALICON RETIREMENT AND SAVINGS PLAN

                               TABLE OF CONTENTS
                               -----------------

      I.  PURPOSE                                                  1

     II.  PARTICIPATION                                            1

    III.  ENROLLMENT                                               1

     IV.  AFTER-TAX AND BEFORE-TAX AMOUNTS                         2

          1. Amount of After-Tax and Before-Tax Contributions      2

          2. Change in Amount of After-Tax and Before-Tax          7
             Contribution

          3. Collection of After-Tax Contributions                 8

          4. Voluntary Suspension of After-Tax and Before-Tax      8
             Contributions

      V.  COMPANY CONTRIBUTION                                     8

          1. Matching Contributions                                8

          2. Profit Sharing Contributions                          9

     VI.  INVESTMENT FUNDS                                         9

          1. Fund A - Reserved                                    10

          2. Fund B - Fixed Income                                10

          3. Fund C - Equity Mutual Funds                         10

          4. Fund D - DuPont Common Stock                         10

          5. Fund E - Three-Way Asset Allocation Fund             10

          6. Fund L - Loans                                       10

          7. Fund O - Conoco Class B Stock                        10

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    VII.  INVESTMENT DIRECTION                                    11

          1. Investment of After-Tax Contributions                11

          2. Investment of Before-Tax Contributions               11

          3. Investment of Company Contribution                   11

          4. Change in Investment Direction                       11

          5. Separate Accounting and Non-forfeitability           11

          6. Investment of Contributions                          12

   VIII.  FUND TRANSFERS                                          12

          1. Transfers Among Funds B, C, D and E                  12

          2. Transfers to Fund L from Funds B, C, D and E         12

          3. Transfers to Funds B, C, D and E from Fund L         13

          4. Transfers from Fund O                                14

     IX.  OPERATION OF FUND 0                                     14

          1. Account Holder's Account                             14

          2. Valuation of Fund O                                  15

          3. Voting of Shares                                     15

      X.  OPERATION OF FUNDS B, C and E                           16

          1. Fund Investments                                     16

          2. Fund Valuation                                       17

          3. Fund Units or Shares                                 17

          4. Separate Fund                                        18


                                       11
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     XI.  OPERATION OF FUND D                                     19

          1. Purchase of Company Common Stock                     19

          2. Account Holder's Account                             19

          3. Valuation of Fund D                                  20

          4. Voting and Tender of Shares                          21

    XII.  OPERATION OF FUND L                                     21

          1. Establishment of Loan Account                        21

          2. Interest                                             22

          3. Repayments                                           22

          4. Fund Valuation                                       22

   XIII.  PARTICIPANT LOANS                                       22

          1. Determination of Borrowable Account Balance          22

          2. Amount of Loan                                       23

          3. Interest                                             23

          4. Term of Loans                                        23

          5. Repayment                                            24

          6. Declaration and Notice of Default                    25

          7. Deemed Withdrawal                                    26

          8. General Conditions                                   27

    XIV.  WITHDRAWALS                                             29

          1. General Conditions                                   29

          2. Withdrawal Sequence                                  31

          3. Withdrawal Maximum                                   31

     XV.  HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT            32

          1. Definition of Hardship - Safe Harbor Only            32

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          2.  Establishment of Immediate and Heavy
              Financial Need                                      32

          3.  Distribution Necessary to Satisfy
              Immediate and Heavy Financial Need                  33

          4.  Amount Withdrawable                                 34

          5.  Suspensions                                         34

    XVI.  TERMINATION OF PARTICIPATION                            34

          1.  General Conditions                                  34

          2.  No Forfeiture                                       35

          3.  Distribution of Accounts                            35

          4.  Form of Payment                                     41

          5.  Periodic Payment Option                             41

          6.  Reenrollment in Plan                                47

   XVII.  NONASSIGNMENT                                           47

  XVIII.  OPERATION OF THE PLAN AS A TOP-HEAVY PLAN               47

          1.  Minimum Vesting                                     47

          2.  Minimum Contributions                               47

          3.  Compensation Limitation                             48

          4.  Effect on Limitation on Annual Additions            48

          5.  Definitions                                         48

    XIX.  MISCELLANEOUS PROVISIONS                                49

          1.  Plan Administration                                 49

          2.  Administrative Expense                              52

          3.  Modification or Termination                         53

          4.  Transition to Amended Plan                          53

          5.  Transfer of Assets                                  53

          6.  No Guarantee of Security Values                     57

          7.  Limitations on Annual Additions                     57

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          8.  Qualified Domestic Relations Orders                 58

          9.  Early Retirement Age                                59

         10.  Normal Retirement Age                               59

         11.  Compensation Taken into Account                     59

         12.  No Decrease of Accrued Benefit                      59

         13.  Change to Vesting Schedule                          59

         14.  Definitions                                         60



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                                    QUALICON
                          RETIREMENT AND SAVINGS PLAN



I.   PURPOSE

     The purpose of this Plan is to encourage and assist employees in following a systematic savings program suited to their individual financial objectives.

II.  PARTICIPATION

     An employee who is employed by the Company on June 1, 1998 (the "Effective Date") shall automatically be eligible to participate in the Plan. An employee who is hired after the Effective Date shall become eligible for participation in the Plan as of the first day of the month coincident with or next following the date of hire.

     In addition, any employee who was an employee of E. I. du Pont de Nemours and Company ("DuPont") and who becomes an employee of the Company immediately following his termination of employment with DuPont shall be eligible to participate as of the date of hire.

     Once an employee is eligible to participate in the Plan, he remains eligible.

III.  ENROLLMENT

     An employee may enroll at any time on or after the date he becomes a eligible under Section II by authorizing deductions from his salary or wages or electing deferrals of compensation or both under the provisions of this Plan, subject to any deadlines or election periods the Company may establish from time to time. However, the effective date of any employee's participation in the Plan shall be the first day of the month specified in
     Section II whether or not the employee enrolls to make contributions as of that date.

IV.  AFTER-TAX AND BEFORE TAX-AMOUNTS

     1.   Amount of After-Tax and Before-Tax Contributions

          (a)  After-Tax and Before Tax Contributions

               An individual may authorize his employer to (A) make a payroll deduction (hereafter, After-Tax Contribution) and/or (B) defer a portion of his compensation (hereafter, Before-Tax Contribution) and pay it under this Plan in an amount per month, and in the case of any applicable Variable Pay, at the time of such payment, equal to any selected whole percentage

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               (except as required to comply with subparagraph (iii) below), from 1% to 16%, of his Monthly Pay and any such Variable Pay, provided that (i) the sum of a Participant's After-Tax Contributions and Before-Tax Contributions (including the ratable portion of the Benefit Allowance contributed pursuant to an election under the Qualicon Flexible Benefit Plan) may not exceed 16% of his Monthly Pay and any applicable Variable Pay,(ii) during a period when Company Contributions are suspended in accordance with Section XIV, XV or XVI of the Plan, the Participant's After-Tax rate will be limited to 10% and (iii) a Participant may not defer Before-Tax Contributions of more than $10,000 per year (or such other amount as may be allowable in accordance with applicable statute, regulations or official announcements made by the Secretary of the Treasury).

          (b)  Reduction of After-Tax and/or Before-Tax Percentage

               (1) If the Plan Administrator estimates that the discrimination standards of Code Sections 401 (k) and/or 401(m) and the regulations thereunder may not be satisfied, the selected Before-Tax Contribution, After-Tax Contribution and/or Matching Contribution portion of Company Contributions, as appropriate, percentage for Highly Compensated Participants may be reduced in 1% increments from 16% until the Plan Administrator determines that the standards will be satisfied. The Plan Administrator will communicate the reduction in savings rate to the participant.

          (c) The Plan Administrator may determine periodically whether the Before-Tax and After-Tax Contributions elected by Highly Compensated Participants will, based on projections to the end of the Plan Year, cause the Plan not to comply with the limitations on contributions imposed by sections 401(k) and 401(m) of the Code. Such projections will be made by assuming constant compensation and constant elected contribution percentages. If the projections indicate that the limitations will be exceeded, the Plan Administrator shall take the following action:

               (1) The Plan Administrator will determine the maximum percentages of Before Tax and After-Tax Contributions, respectively, that can be made by Highly Compensated Participants for the following month or months without causing the Plan, on a projected basis, to exceed such limitations ("Allowable Percentages"). Reductions in the Allowable Percentages, if any, determined for this purpose will be made in 1% increments and will be applied uniformly to all Highly Compensated Participants.

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               (2)  The Plan Administrator will reduce or adjust the percentages of Before Tax and After-Tax Contributions of each Participant to reflect the Allowable Percentages in accordance with the following rules:

                    (i) If the elected percentage designated by the Highly Compensated Participant for the Before Tax Account exceeds the Allowable Percentage for Before Tax Contributions, the Plan Administrator will pay the excess to him. Plan Administrator in this case means the Company as per section XIX.1(e).

                    (ii) If the elected percentage designated by the Highly
                         Compensated Participant for the Regular Account exceeds the Allowable Percentage for After-Tax Contributions, the Plan Administrator will pay the excess to him.
                         Plan Administrator in this case means the Company as per section XIX.1(e).

          (d) If it is determined after the close of a Plan Year that participation by Highly Compensated Participants has exceeded the discrimination standards of Code sections 401(k) ("Excess Contributions") or 401(m) ("Excess Aggregate Contributions"), the amount of the Excess Contributions or the Excess Aggregate Contributions shall be refunded to the Highly Compensated Participants in accordance with the following rules:

               (1) Determination of the amount of Excess Contributions for a Highly Compensated Participant shall be made in the following manner: First, the Before-Tax Contributions of the Highly Compensated Participant with the highest dollar amount of such contributions will be reduced to the extent necessary to satisfy the actual deferral percentage ("ADP") test or cause such amount to equal the dollar amount of the Highly Compensated Participant with the next highest dollar amount. This process shall be repeated until the ADP test is satisfied. The amount of Excess Contributions for a Highly Compensated Participant will be equal to the total dollar amount of elective contributions that were reduced in order to satisfy the ADP test. The reductions under this paragraph shall be made in accordance with the methodology prescribed in IRS Notice 97-2 or other applicable notices or Treasury regulations.

               (2) Determination of the amount of Excess Aggregate Contributions for a Highly Compensated Participant shall be determined in the

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                    same manner as described in Paragraph (1), above,
                    ("Leveling") but substituting "ACP test" for "ADP test".

               (3) For purposes of applying this Paragraph (d), the ADP and ACP of Participants who are not Highly Compensated Participants that are used in applying the ADP test and ACP test for a particular Plan Year shall be the percentages determined for the previous Plan Year. However, the ADP and ACP for said group of Participants for 1998 shall be the greater of 3% or the actual ADP and ACP of said group for 1998.

               (4) The amount of Excess Contributions to be distributed shall be reduced by deferrals in excess of Code section 402(g) limits ("Excess Deferrals") previously distributed for the taxable year ending in the same Plan Year, and Excess Deferrals to be distributed for a taxable year will be reduced by Excess Contributions previously distributed for the Plan Year beginning in such taxable year.

               (5) Distribution (or forfeiture, if applicable) of Excess Aggregate Contributions or of Excess Contributions will include the income allocable thereto. The income allocable to the Excess Aggregate Contributions or Excess Contributions includes income for the Plan Year for which the Excess Aggregate Contributions or Excess Contributions were made but does not include income for the period between the end of the Plan Year and the date of distribution (or forfeiture).

               (6) If a distribution of Excess Aggregate Contributions or Excess Contributions results in a distribution of Matched After-Tax or Before-Tax Contributions, the Matching Contributions which relate to such Matched Contributions must be distributed or forfeited, as applicable.

               (7) A distribution of Excess Aggregate Contributions or Excess Contributions shall be made within 2-1/2 months of the end of the Plan Year in which they were made.

               (8) Re-characterization of Before-Tax Contributions as After-Tax Contributions is not allowed.

          (e) If one or more Highly Compensated Employees is a Participant in both the portion of this Plan subject to the ACP test and that which is subject to the ADP test, then the tests shall be applied in such a way as to avoid multiple

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               use of the alternative limitation in accordance with Treasury regulations 1.401(m)-2 and section 401(m)(9) of the Code.

               If there is an impermissible multiple use of the alternative limitation, the Plan Administrator shall reduce the ACP, treating the reduction as an excess aggregate contribution, or the ADP, treating the reduction as an excess contribution, to the extent necessary to eliminate the impermissible multiple use in accordance with applicable regulations and IRS Notices.

          (f)  Distribution of Excess Before-Tax Contribution

               (1) If the Plan Administrator determines that a Participant has made a contribution under Paragraph l(a) of this Section which for any calendar year exceeds $10,000 (or such other amount as may be permitted by regulation or other official announcement by the Secretary of Treasury), the excess amount (plus any income and minus any loss allocable thereto, as calculated in accordance with regulations), shall be distributed to the Participant not later than April 15th following the close of such calendar year.

               (2) If a Participant participates in another plan which includes a qualified cash or deferred arrangement, and such Participant contributes in the aggregate more than the exclusion limit under Paragraph 1(a) of this Section and the corresponding provisions of the other plan and the Participant notifies the Plan Administrator not later than March 1st following the close of such calendar year, then the Plan Administrator shall distribute to the Participant not later than April 15th following the close of such calendar year the excess amount (plus any income and minus any loss allocable to such amount) which the Participant allocated to this Plan.

     2.   Change in Amounts of After-Tax and Before-Tax Contributions

          A Participant may change his After-Tax and Before-Tax Contribution amounts by authorizing the Company to deduct or defer any higher or lower amount permitted by Paragraph 1 of this Section.

     3.   Collection of After-Tax Contributions

          After-Tax Contributions shall be permitted only by deduction from a Participant's salary, wages, or Variable Pay.

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     4.   Voluntary Suspension of After-Tax and Before-Tax Contributions

          A Participant who has an account balance in the Plan may authorize suspension of his After-Tax and Before-Tax Contributions without terminating his participation in the Plan. During such suspension, the related Matching Contribution described in Section V shall also be suspended. After a minimum suspension of one month, the Participant may authorize the resumption of After-Tax and/or Before-Tax Contributions. A Participant is not permitted to make up suspended After-Tax Contributions or Before-Tax Contributions. In order to accomplish this, a participant must elect a 0% savings rate for either the Before-Tax, After-Tax or both accounts.

V.   COMPANY CONTRIBUTIONS

     The Company will contribute amounts (hereafter, Company Contributions) as follows:

     1.   Matching Contributions

          Except to the extent limited during a period of suspension in accordance with Section IV.4, XIV, XV or XVI, the Company will contribute monthly, and in the case of Variable Pay at the time of such payment, to the Funds selected by each Participant in accordance with Paragraph 3 of Section VII an amount equal to 50% of the Participant's After-Tax and Before-Tax Contributions during that month and, if applicable, at the time of payment of any Variable Pay except that no such contribution will be made on the total of any Participant's After-Tax and Before-Tax Contributions (including the ratable portion of the Benefit Allowance contributed pursuant to an election under the Qualicon Flexible Benefit Plan) in excess of 6% of his combined Monthly Pay and any applicable Variable Pay. For purposes of determining whether a Participant's After-Tax or Before-Tax Contributions are matched or unmatched, the Matching Contribution will be deemed to have first matched the Before-Tax Contributions.

     2.   Profit Sharing Contributions

          The Company shall contribute to the trust for the Plan such amount, if any, as the Board may determine in its sole discretion by resolution adopted prior to the close of the Plan Year. Such amount, if any, shall be referred to as the Company "Profit Sharing Contribution".
          The Company shall pay any such Profit Sharing Contribution to the Trustee prior to the due date for filing the Company's federal income tax return for such Plan Year.

          The Profit Sharing Contribution shall be allocated as of the last day of the Plan Year (even though receipt of the Profit Sharing Contribution by the Trustee may take place after the close of such Plan Year) to the accounts of each Participant who was entitled to receive Matching Contributions (or would have been entitled

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          to receive such contributions except for a period of suspension in accordance with Section IV.4, XIII, XIV, XV or XVI) during the Plan Year. Such allocation shall be in the ratio that such Participant's Compensation during the Plan Year bears to the to all Compensation during the Plan Year of all Participants entitled to share in such Profit Sharing Contribution.

VI.  INVESTMENT FUNDS

     The following Funds shall be established for the investment of After-Tax, Before-Tax, and Company Contributions.

     1.   Fund A - Reserved (Hold for possible future use)

     2.   Fund B - Fixed Income

          Amounts deposited in the Stable Value Fund shall be invested so as to preserve principal and to pay a stable rate of return over time.

     3.   Fund C - Equity Mutual Funds

          Amounts deposited in Fund C shall be invested, as directed by Participants, in one or more mutual funds or other equity investment vehicles designated by the Company. The Company may in its sole discretion add investment options, merge options, or delete existing investment options at any time.

     4.   Fund D - DuPont Common Stock

          Amounts deposited in Fund D shall be invested in DuPont common stock.

     5.   Fund E - Three-way Asset Allocation Fund

          Amounts deposited in Fund E shall be invested in a three-way asset allocation fund consisting of a portfolio diversified among the stock, bond, and cash sectors of the securities marketplace. Assets in Fund E are transferred among these sectors in such manner and to such extent as the fund manager of Fund E shall select.

     6.   Fund L - Loans

          Amounts transferred to Fund L from the other Funds shall be loaned to Participants.

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     7.   Fund O - Conoco Class B Stock

          Fund O shall be invested in shares of Class B common stock of Conoco Inc., received pursuant to the Tender Offer. No amounts may be invested in Fund O other than as a result of such Tender Offer.

VII. INVESTMENT DIRECTION

     1.   Investment of After-Tax Contributions

          Each Participant shall authorize the Company to allocate his After-Tax Contributions to his Regular Account in Funds B, C, D or E in selected percentages in whole multiples of one percent (1%).

     2.   Investment of Before-Tax Contributions

          Each Participant shall authorize the Company to allocate his Before-Tax Contributions to his Before-Tax Account in Funds B, C, D or E in selected percentages in whole multiples of one percent (1%).

     3.   Investment of Company Contribution

          Each Participant shall authorize the Company to allocate Company Contributions to his Regular Account in accordance with the Participant's current investment direction of After-Tax Contributions. An After Tax investment direction will be required upon enrollment.

     4.   Change in Investment Direction

          A Participant may change his investment direction to Funds B, C, D or E by authorizing any other allocation permitted by Paragraphs 1 and 2 of this Section.

     5.   Separate Accounting and Non-forfeitability

          A Participant's Before-Tax Contributions and After-Tax Contributions and earnings thereon will be nonforfeitable. A Participant's Before-Tax Account will be maintained in a separate account from a Participant's After-Tax Contributions, Company Contributions and earnings thereon.

      6.  Investment of Contributions

          Contributions generally shall be invested pursuant to the Participant's directions as soon as administratively feasible following receipt by the Trustee. However, the Company may provide for temporary delays in

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          investment of contributions to the extent the Company determines in its sole discretion to be necessary or appropriate for the administration of the Plan. During any such temporary delay, the amounts may be held uninvested, or may be invested in a money market fund or similar short-term investment, in which case any temporary earnings on such contributions may be allocated to the Accounts of Participants in such manner as the Trustee deems appropriate, or may be applied to pay expenses of administering the Plan.

VIII.  FUND TRANSFERS

     1.   Transfers Among Funds B, C, D and E

          An account holder, other than a non-Spouse Beneficiary, may authorize the transfer of all or part of the value of his Regular Account in Fund B, C, D or E or his Before-Tax Account in Fund B, C, D or E from one Fund to the other. Such Transfers may be made in any whole multiple of 1% or in any number of Fund Units and/or Shares. Amounts may not be transferred into and out of the same Fund on the same business day. The determination of values for this purpose shall be made in accordance with the provisions of Sections X and XI.

     2.   Transfers to Fund L from Funds B, C, D and E

          A Participant who is granted a loan or loans from the Plan shall designate the sequence in which Funds will be liquidated and authorize the Transfer of cash to Fund L in an amount equal to the principal amount of the loan or loans. Such Transfers shall be made from the Participant's borrowable account balance in the following order:

          (a) Rollover Contributions & Earnings

          (b) Company Contributions matching After-Tax Contributions &
              Earnings;

          (c) Company Contributions matching Before-Tax Contributions &
              Earnings;

          (d) After-Tax Supplemental Contributions & Earnings;

          (e) After-Tax Basic Contributions & Earnings;

          (f) Pre-'87 After-Tax Contributions & Earnings;

          (g) Before-Tax Supplemental Contributions & Earnings;

          (h) Before-Tax Basic Contributions & Earnings;

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     3.   Transfers to Funds B, C, D and E from Fund L

          Repayments of principal and interest to Fund L shall be transferred to Funds B, C, D and/or E in the Before-Tax Account, or Funds B, C, D and/or E in the Regular Account. Such Transfers shall be made in the same proportion that current investment direction of After-Tax and/or Before-Tax Contributions are made to those Funds under Sections VII. 1 and 2. If there is no current investment direction of After-Tax and/or Before-Tax Contributions, Transfers under this Paragraph shall be made to Fund B. Repayments of principal under this Paragraph shall be restored to the Participant's Regular and/or Before-Tax Account in reverse order from that set forth in Paragraph 2 of this Section. Payments of interest shall be treated as Earnings and shall be allocated to the Regular and/or Before-Tax Account in the same proportion that unpaid principal from each Account bears to the total unpaid principal prior to such payment.

     4.   Transfers from Fund O

          An accountholder may authorize the transfer of all or part of the value of his account invested in Fund O into any other investment fund as otherwise provided under the terms of the Plan, but notwithstanding any other provision of this Plan to the contrary, may not authorize any transfer into Fund O other than as a result of the Tender Offer. Fund O shall be treated as an investment fund other than Fund L for determining availability of loans and withdrawals and for all other purposes as appropriate under this Plan.

IX.  OPERATION OF FUND O
     1.   Account Holder's Account

          (a) Amounts allocated to an account holder's Fund O shall be credited in a proportionate number of full shares and fractional interests in a share of Conoco stock.

          (b) An account holder shall be credited with a proportionate number of full shares and fractional interests in a share of any Conoco stock acquired by the Trustee as a result of any addition due to stock dividends, stock purchase warrant, split-up or other change, or distribution of property applicable to such stock. Such proportionate number shall be determined on the basis of the ratio of his total shares to the total of all shares in Fund O to which such addition applies. In the event an account holder has transferred all funds out of Fund O prior to payment of a stock dividend, stock purchase warrant, split-up or other change, or distribution of property applicable to stock held in Fund O, the full shares or fractional interests in a share, if any, allocable to such transferred funds on account of such stock purchase, warrant, split-up or other change, or distribution or property shall be paid in cash in accordance with the account holder's current investment direction.

          (c) Cash dividends and any other amounts accrued with respect to Conoco stock shall be invested in the other Funds in accordance with the account holder's current investment direction.

     2.   Valuation of Fund O

          (a)  Valuation: Account Status

               The current value of an account in the Fund on any business day shall be the total number of shares and fractional interests in a share in the account multiplied by the closing price of Conoco stock on the New York Stock Exchange for that business day.

          (b) Valuation: Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions

               For purposes of Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions, the value of shares liquidated in connection with the transaction shall be the average selling price as determined by the Trustee on the date of the transaction.

     3.   Voting of Shares

          Each account holder shall be entitled to direct the Trustee as to the manner in which voting rights with respect to any Conoco stock attributable to the number of shares and fractional interests in a share represented by the account holder's account in Fund O are to be exercised. The Trustee shall vote the number of shares in accordance with such instructions. If an account holder does not return proper voting instructions in a timely manner, such inaction shall be deemed an election not to vote such shares or to vote such shares as the default option described on the proxy or voting instructions, as applicable.


X.   OPERATION OF FUNDS B, C AND E

          Throughout this Section, the words "the Fund" shall mean Fund B, Fund C or Fund E.

     1.   Fund Investments

          (a) Amounts allocated to the Fund(s) in accordance with the terms of this Plan shall be paid by the Company to or at the direction of Trustee(s) appointed by the Company for the Fund(s), and shall be deposited in an account for the Fund(s).

          (b) Amounts deposited in the Stable Value Fund shall be delivered to the Trustee and invested as designated by the Company pursuant to arrangements with one or more entities chosen by the Company, including, but not limited to, insurance companies, banks and other investment organizations. These arrangements shall provide for the return of principal in full plus the payment of interest at a predetermined rate applicable for a specified period of time. In addition, a portion of the Stable Value Fund shall be invested in a short-term fund(s) (i.e., a cash buffer) so as to provide sufficient liquidity to accommodate daily trading activity.

          (c) All amounts received by the Trustee of Fund C shall be invested, as directed by account holders, in one or more mutual funds or other investment vehicles designated by the Company. Assets of Fund C shall be held in the name of the Trustee(s) or one or more of its/their designated nominees.

          (d) All amounts received by the Trustee of Fund E shall be invested by the Trustee in a portfolio diversified among the stock, bond, and cash sectors of the securities marketplace in such manner and to such extent as the fund manager of Fund E shall select.
               Assets of Fund E shall be held in the name of the Trustee or of one or more of its designated nominees.

     2.   Fund Valuation

          (a) All deposits to the Stable Value Fund shall be expressed as units of participation in the Stable Value Fund. The Trustee of the Stable Value Fund shall determine each day's unit value based on the assets of the Stable Value Fund. Assets shall consist of all deposits to the Stable Value Fund and all interest credited or accrued to such deposits pursuant to investment arrangements. No participant in the Stable Value Fund shall have ownership in any particular investment in the Stable Value Fund.

          (b) The Trustee(s) of Fund C and E shall determine the current fair market value of all assets held by such Fund, including accrued income, each day on which business is transacted on the New York Stock Exchange.

          (c) Fund valuations determined in accordance with Paragraphs 2(a) and 2(b) of this Section shall be made before recording in the Fund After-Tax Contributions, Before-Tax Contributions, Company Contributions, Withdrawals, Terminations of Participation, and Transfers among Funds.

     3.   Fund Units or Shares

          (a) Amounts allocated to the Fund(s) shall be credited to account holder's accounts in dollars, in shares, and/or in units, as appropriate, of ownership in the Fund(s).

              (1)  The value of a unit or share shall be determined as follows:

                    (i) The value of a unit in Fund B or E shall be determined by dividing the total value of the Fund for that business day by the corresponding total number of units in the Fund before adding or subtracting any units for that business day.

                    (ii) The value of each mutual fund share or other investment in Fund C shall be determined on each business day by the Investment Manager(s) of Fund C.

               (2) The number of units or shares credited to each account holder's account for the current business day shall be determined by dividing the amounts of the account holder's After-Tax Contributions, Before-Tax Contributions, Company Contributions, and/or Transfers among Funds for the current business day by the value of one unit or share for that day.

          (b) The current value of an account holder's account in the Fund, as needed for Withdrawals, Termination of Participation, Loans, Transfers among Funds, or periodic reports to account holders, shall be determined by multiplying the total number of his respective Units and/or shares in the Fund (after additions for the current day) by the value of one Unit and/or share respectively for that business day; also, the number of respective Units and/or shares to be deducted from an account holder's account because of forfeiture, Loan, or Withdrawal of a specified amount shall be determined by dividing such amount by the value of one Unit and/or share respectively for that day.

4.  Separate Fund

          For purposes of allocating income and losses with respect to Fund C, each mutual fund or other investment option under Fund C shall be treated as if it were a separate "Fund".

XI.  OPERATION OF FUND D

     1.   Purchase of DuPont Common Stock

          Amounts allocated to Fund D shall be used to purchase DuPont common stock. Such purchases may be made in the open market or from DuPont if it shall have made treasury or authorized but unissued shares available for such purchases. In the case of stock purchased from DuPont, the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange - Composite Transactions on the last trading day preceding the date of such purchase from DuPont. Purchases made on the open market shall be the average price for all shares purchased by the Plan during that day. Such DuPont common stock and any other assets of Fund D shall be held in the name of the Trustee or of one or more of its designated nominees. The Trustee may sell any stock purchase warrants or distribution of property received, and the proceeds shall be invested currently in DuPont common stock. Any stock dividend, split-up or other change in DuPont common stock, or any distributions of property applicable to the shares held by the Trustee, shall be applied for the exclusive benefit of the account holders in Fund D.

     2.   Account Holder's Account

          (a) Amounts allocated to an account holder's Fund D shall be credited in dollars and in a proportionate number of full shares and fractional interests in a share of DuPont common stock. Such proportionate number shall be determined on the basis of the ratio of the amount allocated to his account to the total of all amounts allocated to Fund D for the business day.

          (b) An account holder shall be credited with a proportionate number of full shares and fractional interests in a share of any DuPont common stock acquired by the Trustee with income accruing to Fund D, or as a result of any addition due to stock dividends, stock purchase warrant, split-up or other change, or distribution of property applicable to such stock. Such proportionate number shall be determined on the basis of the ratio of his total shares to the total of all shares in Fund D to which such income or addition applies. In the event an account holder has transferred all funds out of Fund D prior to payment of a stock dividend, stock purchase warrant, split-up or other change, or distribution of property applicable to stock held in Fund D, the full shares or fractional interests in a share, if any, allocable to such transferred funds on account of such stock purchase, warrant, split-up or other change, or distribution or property shall be paid in cash in accordance with the account holder's current investment direction.

     3.   Valuation of Fund D

          (a)  Valuation: Account Status

               The current value of an account in the Fund on any business day shall be the total number of shares and fractional interests in a share in the account multiplied by the closing price of DuPont common stock on the New York Stock Exchange for that business day, plus any proportionate ownership of accrued income and cash held for an account holder by the Trustee for Fund D.

          (b) Valuation: Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions

               For purposes of Fund Transfers Out, Loans, Withdrawals and Termination or Other Distributions, the value of shares liquidated in connection with the transaction shall be the average selling price as determined by the Trustee on the date of the transaction.

          (c)  Valuation: Fund Transfers In and Purchases of DuPont Common
               Stock.

               For purpose of Fund Transfers In and Purchases of DuPont Common Stock, the value of the DuPont common stock purchased in connection with the transaction shall be the average purchase price as determined by the Trustee on the date of the transaction.

     4.   Voting and Tender of Shares

          (a) Each account holder shall be entitled to direct the Trustee as to the manner in which voting rights with respect to any DuPont stock attributable to the number of shares and fractional interest in a share represented by the accountholder's account in Fund D are to be exercised. The Trustee shall vote the number of shares in accordance with such instructions. Any such instructions shall remain in the strict confidence of the Trustee.

          (b) Each account holder shall be entitled to direct the Trustee as to whether to exercise a tender offer with respect to any DuPont stock credited to such account holder's account in Fund D. The Trustee shall tender such shares in accordance with such instructions. If an account holder does not return proper instructions relating to such tender offer to the Trustee in a timely manner, such inaction by the account holder shall be deemed a decision not to tender, and the Trustee shall not tender shares credited to such account holder's account.

XII.  OPERATION OF FUND L

     1.   Establishment of Loan Account

          Amounts transferred to this Fund shall be loaned to the Participant provided the Loan Administrator has received the documents described in Section XIII.8(d). There is no promissory note. There is an EZ-Loan procedure where an amortization schedule will be attached to the loan check and the signed check will serve as the promissory note.

     2.   Interest

          Interest at the rate prescribed in the loan agreement shall accrue daily.

     3.   Repayments

          The Administrator shall reduce the account balance in Fund L to reflect repayments of principal and interest, and such amounts shall be transferred to the Participant's Account(s) as provided in Section
          VIII.3.  There will be no promissory note to return to the participant

     4.   Fund Valuation

          The current value of the account on any date shall be the outstanding loan balance plus any unpaid accrued interest.

XIII.  PARTICIPANT LOANS

     A Participant with a borrowable account balance in Funds B, C, D, E and O of $1,000 or more may request a loan subject to the conditions stated in this Section (hereafter, Loan).

     1.   Determination of Borrowable Account Balance

          For purposes of this Section and Section VIII, the borrowable account balance in Funds B, C, D, E and O shall equal one-half of the amount distributable from those Funds under Section XVI on account of termination of employment from the Controlled Group for any reason other than those described in Section XVI.2(b) less amounts held pursuant to a qualified domestic relations order.

     2.   Amount of Loan

          Loans shall not be for less than $1,000. The maximum amount of any Loan from this Plan may not exceed the Participant's borrowable account balance in Funds B, C, D, E and O and, when added to the outstanding balance(s) of all other loans from this or any other qualified plans sponsored by any member of the Controlled Group, shall not exceed the lesser of:

          (a) $50,000, reduced by the highest outstanding balance of Loans from the Controlled Group plans during the one-year period ending on the day before the date on which such Loan was made, or

          (b) One-half of the Participant's nonforfeitable account balance(s) in all Controlled Group plans less any outstanding loan principal amounts.

     3.   Interest

          The rate of interest for Loans granted during any monthly period shall be determined as of the last working day of the month preceding the date on which the Loan application is made and shall be the average rate for secured personal loans (rounded to the next lower one-quarter percent (1/4%) then in effect at five banks selected by the Plan Administrator; provided however, that the interest rate shall not exceed the maximum amount allowed by law.

     4.   Term of Loans

          The term of the Loan shall be the period requested by the Participant and accepted by the Administrator. The minimum term shall be 12 months and the maximum term 60 months, except for a qualified residential Loan. The maximum term for a qualified residential Loan shall be 120 months. The Administrator shall determine, based on information furnished by the Participant, whether a Loan is a qualified residential Loan, as defined in Paragraph 8(e) of this Section. If the Plan Administrator determines that the Residential Loan should be denied, the Plan Administrator will contact the Recordkeeper.

     5.   Repayment

          (a)  Payroll Deduction

          Except as provided in Subparagraph (b) below, Loans shall be repaid in monthly installments by deduction from a Participant's salary or wages according to the amortization schedule in the disclosure statement.

          Notwithstanding the foregoing, a Participant shall have the right to repay at any time prior to the expiration of the term of the Loan, without penalty, the outstanding balance of the Loan plus accrued interest to the end of the month in which repayment occurs. Such payment shall be made in such form as permitted by the Administrator or by incurring a Deemed Withdrawal from his account pursuant to Paragraph 7(a) of this Section.

          If the Participant's salary or wage payment is not sufficient to allow deduction of the full installment and the Participant does not make a direct payment, as provided in Paragraph 5(b) of this Section, on or before the 45th day following the day on which such payment was due, a default will be declared under Paragraph 6(a) of this Section.

          (b)  Direct Payment

          The Administrator, at the Participant's request, may permit installments of principal and interest to be repaid in a manner other than by payroll deduction under the following circumstances:

               (1) The Participant, at Company request, is transferred to a Related Business Entity, and does not elect under Section XIX.5(b) to transfer his account to the qualified plan of the Related Business Entity to which he is transferred or employed, or

               (2) the Participant is granted a leave of absence without pay, or

               (3) the Participant's salary or wage payment is not sufficient to allow deduction of the full installment payment.

     6.   Declaration and Notice of Default

          If, for any of the reasons described in this Paragraph, a Loan is declared in default, the Loan Administrator shall issue a Notice of Default which shall be delivered to the Participant.

          (a)  Nonpayment

               If while any portion of a Loan granted under this Section is outstanding, the Participant fails to make a scheduled repayment or a direct payment as provided in Paragraphs 5(a) and (b) of this Section, respectively, on or before the 45th day following the day on which such payment was due, the Loan shall be declared in default.

          (b)  Termination of Employment

               If a Participant terminates employment for any reason, other than on account of death or a transfer described in Paragraph 5(b)(1), and does not elect to defer distribution of the balance of his accounts, a Deemed Withdrawal shall occur as of the last day of the month within which the Participant terminates employment. In the event of death, notwithstanding Section XII.2, the accrual of interest shall cease as of the last day of the month in which death occurs and a Deemed Withdrawal shall occur as of the date on which distribution of the balance of the Participant's accounts is made unless an election is made in which case a Deemed Withdrawal shall occur as of the last day of the month in which such election is made.

          (c)  Transfers to Another Employer

               If a Participant is, at Company request, transferred to an employer described in Paragraph 5(b)(1), and does not make an election under Section XIX.5(b), or the Trustee of the receiving plan will not accept transfer of the Fund L account, a Deemed Withdrawal shall occur as of the last day of the month within which the Participant terminates employment from such employer.

          (d)  Reinstatement of Loan

               The Plan Administrator may reinstate a Loan following a declaration of default, provided:

               (1) all payments of principal and interest in arrears are received by the Plan Administrator prior to a Deemed Withdrawal under Paragraph 7 of this Section; and

               (2) the Plan Administrator receives adequate assurance that future installments will be received by Fund L on a timely basis.

     7.   Deemed Withdrawal

          (a) The balance of the Participant's Fund L account shall be deemed to have been withdrawn from the Plan by the Participant under
               Section XIV or XVI, whichever is applicable (Deemed Withdrawal), if the Plan Administrator does not reinstate a Loan under Section XIII.6(d) on the earlier of the date of distribution of the Participant's Accounts or the 45th day after a default for any reason set forth in Section XIII.6. A Deemed Withdrawal shall not be considered a withdrawal for purposes of the limitation on the number of withdrawals permitted under Section XIV. 1.

          (b) Notwithstanding the foregoing, no Deemed Withdrawal shall be permitted if such withdrawal would adversely affect the status of the Plan under Section 401(a) or 401 (k) of the Code. The Plan Administrator may take such action as it deems necessary to insure repayment of Loans made under this Section and compliance with applicable law. If a Deemed Withdrawal under Section XIII.7(a) would adversely affect the status of the Plan under
               Section 401 (a) or 401 (k) of the Code:

               (1) the balance of the Participant's Regular Account in Funds B, C, D, E and O shall be distributed subject to Section XIV in accordance with the consent of the Participant given at the time of the Loan initiation;

               (2) the Participant shall deposit neither After-Tax nor Before-Tax Contributions during the period beginning with the month following the month in which the notice of default is issued and ending with the month in which the Loan is reinstated under Section XIII.6(d); and

               (3) Company Matching Contributions shall be suspended for a period not to extend beyond the later of six months after the month in which the notice of default is issued or the end of the month in which the Loan is reinstated under
                    Section XIII.6(d).

     8.   General Conditions

          (a) Any Participant may receive a Loan from the Plan. For purposes only of the Loan program provided for herein, Participant shall mean any "Party in Interest", as that term is defined in Section 3(14) of the Employee Retirement Income Security Act (ERISA) who has a borrowable account balance in the Plan of at least $1,000, or to any person who has a vested account under the Plan and who is employed by an Affiliated Company. For purposes of this
               Article XIII, Affiliated Company shall mean a corporation that has adopted the Plan or any other plan and is a member of the controlled group of corporations (within the meaning of Section 1663(a) of the Code, determined without regard to Code Section 1563(a)(4) and Section 1563(e)(3)(c)) of which the Company is parent, and any corporation which is not a member of the controlled group of corporations but in which the Company has an ownership interest, or which has an ownership interest in the Company or is a member of the controlled group of a corporation which has an ownership interest in the Company.

          (b) A Participant may not have more than five (5) Loans from the Plan outstanding at any time.

          (c) At all times during the term of the Loan(s), the Participant must have a balance in Fund L equal to the outstanding balance of the Loan(s).

          (d) A loan shall be made to a Participant when:

               (1) The Participant calls and initiates a loan issuance with a Participant Services Representative.

               (2) The EZ Loan Procedure is followed, and the check will be issued with a conditional endorsement. The endorsement of the check will signify that the Participant agrees to the terms and conditions of the loan as set forth in the disclosure statement described in paragraph (f) below which is included with the check.

               (3) The Participant authorizes payroll deductions when requesting a loan issuance over the phone.

               (4) The Participant authorizes liquidation of assets to fund the loan amount.

          (e) A "qualified residential Loan" is a Loan used to acquire or construct any dwelling unit which within a reasonable time (determined at the time the Loan is made) is to be used as a principal residence of the Participant.

          (f) All Participants granted Loans under this Section shall receive a statement disclosing the terms of the Loan, including the interest rate, amount of interest to be paid over the term of the Loan and payment conditions (disclosure statement).

          (g) No Loan may be granted that would adversely affect the status of the Plan as one which qualifies under Section 401(a) or 401(k) of the Code or the status of the trust as one which is exempt from Federal income tax under Section 501(a) of the Code.

          (h) Notwithstanding anything above to the contrary, the Loan Administrator may deny a Loan if in its judgment the Participant will not have sufficient income to meet his Loan payments as they become due.

          (i) The Loan Administrator is responsible for the administration of the loan program described in this section.

XIV.  WITHDRAWALS

     1.   General Conditions

          (a) In addition to a distribution pursuant to Section XVI. 1., a Participant, Former Participant, Alternate Payee or Spouse Beneficiary of a deceased Participant or Former Participant may make three withdrawals in any calendar year under the provisions of this Section from his Regular and/or Before-Tax Accounts. Withdrawals shall not be permitted:

               (i) from the Before-Tax Account before the Participant attains age 59 1/2, becomes disabled, or incurs a hardship;

               (ii) from Fund L, except as provided in Section XIII. 7.

          (b) Withdrawn amounts will be valued as of the valuation date on which the transaction is processed.

          (c) Company Contributions shall be suspended for six (6) months if a Participant withdraws any or all of:

               (i) his matched After-Tax Contributions deposited during the last two (2) years of participation;

              (ii) his Matched Before-Tax Contributions during the last two (2) years of participation;

             (iii) the nonforfeitable Company Contributions deposited in his Regular Account during the last two (2) years of participation.


          (d) Distribution from Regular Accounts and Before-Tax Accounts under this Section may be made in cash or in kind as provided in
               Section XVI.3(a) or XVI.3(b), whichever is applicable.

          (e) Participants shall designate the sequence in which Funds will be liquidated to provide for less than total withdrawals.

     2.   Withdrawal Sequence

          Withdrawals by the Participant shall be made from his Regular Account in the following order:

          (a)  Pre '87 After Tax Contributions and Earnings;

          (b)  Unmatched After-Tax Contributions & Earnings;

          (c)  Rollover Assets & Earnings;

          (d) Matched After-Tax Contributions held for more than two years & Earnings;

          (e) Matched After-Tax Contributions contributed during the last two years of participation & Earnings;

          (f) Nonforfeitable Matching Contributions held for more than two years & Earnings;

          (g) Nonforfeitable Matching Contributions contributed during the last two years of participation & Earnings;

          Withdrawals by the Participant shall be made from his Before-Tax Account in the following order:

          (a)  Unmatched Before-Tax Contributions & Earnings;

          (b) Matched Before-Tax Contributions held for more than two years & Earnings;

          (c) Matched Before-Tax Contributions contributed during the last two years of participation & Earnings;

     3.   Withdrawal Maximums

          The maximum withdrawal from any category in Section XIV.2. above shall be the lesser of

          (a)  the amount in such category in the Participant's Fund(s), or

          (b) the value of the Units, shares, and/or dollars, as appropriate, attributable to such category in the Participant's Fund(s) at the valuation date on which the transaction is processed.

XV.  HARDSHIP WITHDRAWALS FROM BEFORE-TAX ACCOUNT

     1.   Definition of Hardship - Safe Harbor only.

          A Participant may make a withdrawal in cash from his Before-Tax
               Account by establishing hardship. In order to prove hardship, a Participant must show (1) that he has an immediate and heavy financial need; and (2) that the hardship distribution is necessary to satisfy the immediate and heavy financial need. The Plan Administrator shall act on requests for withdrawals and appeals under this Section. The amount of an immediate and heavy financial need may, at the participant's request, include any amounts necessary to pay any federal income taxes or penalties reasonably anticipated to result from the distribution.

     2.   Establishment of Immediate and Heavy Financial Need

          A Participant may establish the existence of an immediate and heavy financial need only by demonstrating that the need results from one of the following deemed hardship conditions:

          a. Medical expenses described in Section 213(d) of the Internal Revenue Code incurred or to be obtained by the Participant, the Participant's spouse, or any dependents of the Participant;

          b. Purchase (excluding mortgage payments) of a principal residence for the Participant;

          c. Payment of tuition, related educational fees, and room and board for the next 12 months of post-secondary education for the Participant, the Participant's spouse, children or dependents; or

          d. The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

     3.   Distribution Necessary to Satisfy Immediate and Heavy Financial Need

          A Participant's request for a distribution to meet an immediate and heavy financial need will be deemed necessary to satisfy the need only if the Participant establishes in a sworn and notarized statement that:

          (a) The distribution is not in excess of the amount of the Participant's immediate and heavy financial need; and

          (b) The Participant has obtained all distributions, other than hardship distributions, and all loans currently available under all plans maintained by the Controlled Group of companies.

          The following consequences shall, in all events, apply:

          (i) The Participant will be prohibited from making any Before-Tax and After-Tax Contributions under the this Plan and all other plans, with the exception of health and welfare benefit plans, including ones that are part of a cafeteria plan within the meaning of
               Section 125 of the Code maintained by the Controlled Group of companies for a period of twelve (12) months after receipt of the hardship distribution; and

          (ii) The Participant will be prohibited from making Before-Tax Contributions under this Plan and all other plans maintained by the Controlled Group of companies for the Participant's taxable year immediately following the year of the hardship distribution in excess of the applicable limit under Section 402(g) of the Internal Revenue Code for such next taxable year less the amount of such Participant's Before-Tax Contributions for the taxable year of the hardship distribution.

     4.   Amount Withdrawable

          The amount which may be withdrawn cannot exceed the total of the Participant's Before-Tax Contributions nor the amount necessary to satisfy the immediate and heavy financial need created by the hardship. A Participant may direct withdrawals under this Section in accordance with Section XIV. 1.(e). The withdrawal sequence will be as set forth in Section XIV.2.

     5.   Suspensions

          Except as provided otherwise in this Section, Hardship Withdrawals are subject to the same suspensions provided in Section XIV for other withdrawals from Before-Tax Accounts, provided, however, that a Hardship Withdrawal shall not be considered a withdrawal for purposes of the limitation on the number of withdrawals permitted under Section
          XIV. 1.

XVI.  TERMINATION OF PARTICIPATION

     1.   General Conditions

          (a) An individual's participation in the Plan will end when his service with the Company and its Controlled Group is terminated or the Plan is terminated. In either such event, notwithstanding the restriction on the number of withdrawals contained in Section
               XIV. 1., the Former Participant may request distribution of the balance in his Accounts. Distribution of the Participant's total interest in the Plan will be made as described in this Section.

          (b) Notwithstanding Paragraph (a), distribution of the individual's Before-Tax Account upon termination of the Plan may be made as described in this Section only after he attains age 59 1/2, becomes disabled, or terminates his service with the Controlled Group, whichever occurs first. Any termination on account of a liquidation, merger, or consolidation of the Company, which involves (1) no substantial change in the make-up of employees,
               (2) only a technical change in the employment relationship, and
               (3) no meaningful change in the beneficial ownership of the business will not be considered a termination of service. Distribution of such Former Participant's Regular Account will be made when the Plan or his service with the Company is terminated or, at his option, when his Before-Tax Account is distributed. A Former Participant who, prior to his termination of service, elected to defer receipt of his Regular Account balance under this Subparagraph may, at any time prior to settlement of his accounts, request immediate distribution of the balance in his Regular Account.

     2.  No Forfeiture

          A Participant shall always be 100% vested in his After-Tax Contributions, Before-Tax Contributions, Company Contributions and earnings thereon. No forfeiture of Company Contributions will be charged against a Participant as a result of termination of employment.

     3.  Distribution of Accounts

          (a) Subject to the conditions in Paragraph 1 of this Section and Subparagraphs (b) and (e) of this Paragraph, as soon as practicable after termination of participation in the Plan, distribution of the balance in the individual's accounts will be made on the following bases:

               (1) For Funds B, C and E, cash equal to the value of the individual's Units and/or Shares, as appropriate, therein at the valuation date on which the termination of participation occurs, or, where termination is on account of death, the valuation date on the business day preceding the day of distribution.

               (2) For Fund D, delivery of full shares of DuPont common stock in the individual's account, plus the value in cash of any fractional interests in a share of such stock and accrued income at the valuation date on which termination of participation occurs or, at the election of the individual, some or all in cash.

               (3) For Fund L, EZ Loan will be used and outstanding loans will be deemed as withdrawals.

               (4) For Fund O, delivery of full shares of Conoco stock in the individual's account, plus the value in cash of any fractional interests in a share of such stock and accrued income at the valuation date on which termination of participation occurs or, at the election of the individual, some or all in cash.

          (b)  Beneficiary Designation

               (1) A Participant, Former Participant, or Spouse Beneficiary may designate any beneficiary or beneficiaries he chooses to receive all or part of his interests in Funds B, C, D and E in case of his death, and he may replace or revoke such designation. However, in the event the Participant, or Spouse Beneficiary has a spouse, no designation of a person other than the spouse shall be permitted, unless such spouse has consented in writing in the manner prescribed by the Company to another beneficiary, or such consent could not be obtained because the spouse could not be located or because of such other reasons as applicable Treasury Regulations may provide, in which case distribution shall be made as provided in Paragraph 4(a) or (b) of this Section. If no surviving spouse exists and no beneficiary designation is in effect, distribution of the benefit shall be made to, or in accordance with the directions of, the executor or administrator of the decedent's estate.

                    With respect to non-Spouse Beneficiaries (including a beneficiary who is a spouse of a Former Participant), the balance of a deceased Participant's, Former Participant's, or Alternate Payee's Plan assets will remain in the accounts and Funds as of the time of his death, pending distribution. Total distribution shall be made to such beneficiaries no later than the end of the twelfth month following the death of the Participant, Former Participant, or Alternate Payee.

                    If in the opinion of the Company there is a question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the decedent's estate, in which event the Trustee and the Company shall have no further liability to anyone with respect to such amounts. Non-Spouse Beneficiaries may not designate beneficiaries; account balances remaining at the time of their death will be paid to their estates as soon as practicable following the death of the Non-Spouse Beneficiary.

               (2) If the Plan Administrator receives a qualified disclaimer (as defined in Code section 2518) from any designated beneficiary entitled to benefits as a result of, and within nine months after, the death of a Participant, Former Participant, Spouse Beneficiary, or Alternate Payee, such benefits shall instead be paid to an alternate beneficiary determined according to a valid beneficiary designation made by the deceased. Payment to an alternate beneficiary on account of receipt of a qualified disclaimer shall not be treated as a violation of Section XVII of the Plan.

          (c)  Retirement Deferral Election

               (1) Notwithstanding the provisions of Paragraph 3(a) of this Section,

                    (i) a Participant who has attained his Normal or Early Retirement Age, or

                    (ii) the Spouse Beneficiary of a deceased Participant who
                         had not reached his Required Beginning Date,

                    may elect, revoke, or reelect an option to have the distribution in the Participant's Accounts made no later than his Required Beginning Date except that, in the case of a Spouse Beneficiary, distribution of the balance in the accounts shall commence on or before the later of the end of the year in which the deceased employee would have attained age 70 1/2 or the end of the year after that in which the employee died. A Participant or Spouse Beneficiary may revoke the election and request distribution of the balance in the accounts at any time prior to the time prescribed by this subparagraph.

               (2) With respect to a Participant or Spouse Beneficiary who has made an election under this Section:

                    (i) Transfers between Funds B, C, D and E of the Regular Account and Funds B, C, D and E of the Before-Tax

                         Account shall be permitted as set forth in Section VIII.l.; and,

                    (ii) up to three (3) Withdrawals may be made during each
                         calendar year in accordance with Section XIV.

               (3) At any time prior to settlement of the accounts under this subparagraph, the Participant, retired Participant or Spouse Beneficiary may direct payment of the balance of his accounts in accordance with Paragraphs 4 or 5 of this Section. In the absence of such direction, the distribution will be valued as of the date of settlement.

          (d)  Sale of Business or Facility

               A Participant whose employment with the Company or with a Related Business Entity with whom such Participant was employed at Company request is to be terminated in connection with the sale by the Company of any business or facility or of the Company's interest in such Related Business Entity, may, at any time prior to termination of employment, designate that the balance in his Before-Tax and After-Tax Accounts (including the balances in Fund
               L) be paid in cash, DuPont or Conoco common stock and/or Fund L loan documents directly to the trustee of a qualified defined contribution plan maintained by the purchaser of the business or facility if such plan will accept the transfer of assets and loan documents.

               Payment to the trustee of the receiving plan will be made as soon as practicable after the Company receives satisfactory proof that the requirements of Section 414(1) of the Code will be satisfied in the transfer of assets. At any time prior to such transfer of assets, the individual may request distribution of the balance of his accounts. Such payment to the trustee of the receiving plan or distribution to the individual will be in cash (DuPont or Conoco common stock and/or Fund L loan documents, if applicable) as of the valuation date on which such proof or request, respectively, is received by the Company.

          (e)  Post Termination Participation

               After termination of service, Former Participants whose vested account balances exceed $5,000 at the time of termination or ever exceeded $5,000 and who do not consent to the distribution of their account balances may elect to participate in the Plan to the extent provided in this Subparagraph. No further Company Contributions or After-Tax Contributions or Before-Tax Contributions will be permitted. A total distribution may be taken at any time. Total distribution shall be made under this Subparagraph no later than the Participant's Required Beginning Date.

          (f) If a distribution is required under the terms of this Plan, pursuant to the Code, pursuant to a Qualified Domestic Relations Order, or because an account holder requested a distribution and the account holder or alternate payee to whom such a benefit must be paid or who requested payment cannot be located, such distribution shall be held without interest and forfeited six (6) months after the end of the month in which the distribution was required to be made or requested; provided that the amount of such forfeiture shall be reinstated without interest if, prior to termination of the Plan, a claim is made by the account holder or alternate payee for the forfeited distribution.

          (g) If an account is created for an Alternate Payee pursuant to a Qualified Domestic Relations Order, no Company Contribution or employee After-Tax and/or Before-Tax Contributions to such account will be permitted. A total distribution may be taken at any time. Total distribution shall be made to the Alternate Payee under this Subparagraph no later than April 1 of the calendar year following the year in which the Participant, from whom the Alternate Payee's account was derived, attains age 70 1/2.

     4.   Form of Payment

          (a) All distributions shall be in the form of a lump sum distribution of the individual's entire benefit, except for:

               (1) Withdrawals under Section XIV prior to the Participant's Required Beginning Date or the date any other individual is required to receive distribution under this Section;

               (2) Distributions payable to Participants, retired Participants and/or Spouse Beneficiaries eligible to elect an alternative form of distribution described in Paragraph 5 of this Section.

     5.   Periodic Payment Options

          (a) In lieu of distribution of accounts in accordance with Paragraph 4 of this Section,

               (i) a Participant who is otherwise entitled to a distribution of his accounts as a result of his separation from service from the Company and its Controlled Group on or after the attainment of his Early or Normal Retirement Age, at any time prior to settlement of his accounts,

               (ii) the Spouse Beneficiary of a deceased Participant, or retired
                    Participant who had not reached his Required Beginning Date, or

              (iii) a Participant in February of the calendar year that
                    contains his Required Beginning Date,

               may elect, revoke or reelect to have some or all of the proceeds of his accounts paid out in one of the following methods of periodic payments, except that in the case of XVI.5(a)(iii) only Lifetime Periodic Payments pursuant to Section XVI.5(a)(B) may be elected:

                    (A)  Variable Periodic Payments

                         Under this option, the proceeds in the Participant, retired Participant, or Spouse Beneficiary's Before-Tax and Regular Accounts will be paid out in a specified number of monthly or annual periodic payments beginning in the month following that in which the Participant retires or that in which the Participant, retired Participant, or Spouse Beneficiary elects a periodic payout in lieu of deferral under Section XVI.4(c) and ending (subject to amounts available in the account) after the specified number of payments have been made or in the month of notification to the Plan Administrator of the death of the Participant, retired Participant or Spouse Beneficiary, the remainder being paid to the designated beneficiary(ies) in accordance with Section XVI.4(b); provided that the number of monthly periodic payments cannot exceed the actuarial life expectancy(ies) specified in the Unisex annuity tables promulgated by the Department of Treasury under Code Section 72 for those the same age(s) as the Participant (retired Participant or Spouse Beneficiary), or as the Participant (retired Participant or Spouse Beneficiary) and the oldest designated primary beneficiary, if any; provided further, that the distribution cannot be less than the amount needed to satisfy the minimum distribution incidental benefit requirement of Code Section 401(a)(9), and further that a Spouse Beneficiary may continue to receive the remaining periodic payments after the death of the Participant (or retired Participant); or

                    (B)  Lifetime Periodic Payments

                         Under this option, the proceeds in the Participant, retired Participant, or Spouse Beneficiary's Before-Tax Account and Regular Account will be paid out in monthly or annual life expectancies specified in the Unisex Annuity tables promulgated by the Department of Treasury under Code Section 72, recalculated annually, of the Participant (retired Participant or Spouse Beneficiary), or the Participant (retired Participant or Spouse Beneficiary) and the oldest designated primary beneficiary, beginning with the month following that in which the Participant retires or that in which the Participant, retired Participant, or Spouse Beneficiary elects periodic payout in lieu of deferral under Section XVI.4(c), and ending (subject to amounts available in the account) in the month of notification to the Plan Administrator of the death of the Participant, retired Participant, or Spouse Beneficiary, provided that the distribution cannot be less than the amount needed to satisfy the minimum distribution incidental benefit requirement of Code
                         Section 401(a)(9). The remainder shall be paid to the designated beneficiary(ies) in accordance with Section XVI.4(b) except that a Spouse Beneficiary of a Participant or retired Participant receiving lifetime periodic payments under this Section XVI.5(a)(B) based on their joint life expectancies may continue receiving installments which shall be recalculated annually based on the spouse's life expectancy after the death of the Participant or retired Participant.

                    (C)  Fixed Payments

                         Under this option, the proceeds in the Participant, retired Participant or Spouse Beneficiary's Before-Tax Account and Regular Account will be paid out in a specified monthly or annual amount designated by the Participant, retired Participant or Spouse Beneficiary. The designated amount shall be paid on a monthly or annual basis beginning in the month following that in which the Participant retires or that in which the retired Participant or Spouse Beneficiary elects the Fixed payment option and end at such time as the account balance is zero.

                    (D)  Level Periodic Payments

                         Under this option, the proceeds in the Participant, retired Participant or Spouse Beneficiary's Before-Tax Account and Regular Account will be paid in equal monthly or annual payments calculated by amortizing the account balance over a number of years equal to the life expectancy of such Participant, retired Participant or Spouse Beneficiary or the joint life and last survivor expectancy of such Participant, retired Participant or Spouse Beneficiary or the joint life and last survivor expectancy of such Participant, retired Participant or Spouse Beneficiary and a designated beneficiary at reasonable interest determined on the date payments begin by the Plan Administrator.

          (b) For subparagraphs (A) Variable and (B) Lifetime, each periodic payment during a calendar year (subject to amount available in the account) shall be equal to the amount determined by dividing the value of the account, at the payment commencement or the last recalculation date, by the number of months remaining in the term selected for payments under subparagraph (A), or in the life expectancy for payments under subparagraph (B), except that the last payment in a term selected under subparagraph (A) will be adjusted if necessary to liquidate the account. A recalculation will be performed as of each December 31.

          (c) A Participant, retired Participant or Spouse Beneficiary who elects periodic payments may make Fund Transfers in accordance with Section VIII.1 of this Plan.

          (d) At any time during the periodic payout period, the Participant, retired Participant or Spouse Beneficiary may request distribution of the balance in his accounts. Such distribution will be based on the value of the account as of the valuation date on which the request is made. During each calendar year of the periodic payout period, a retired Participant or Spouse Beneficiary is also eligible to take up to three withdrawals in accordance with Section XIV.

          (e) If a retired Participant receiving monthly periodic payments pursuant to this Paragraph is reemployed prior to April 1 of the calendar year following the calendar year in which he attains age 70-1/2, periodic payments shall terminate. At the earlier of (i) his separation from service from the Company or its Controlled Group or (ii) March 1 of the calendar year following the calendar year in which he attains age 70-1/2, he shall designate any type of distribution of the balance in his accounts permitted under Paragraphs 4 or 5 of this Section.

          (f) Notwithstanding any other provision of this Plan or election by a Participant or Spouse Beneficiary to the contrary, distributions shall be made in such minimum amounts and at such times as required by Code

               Section 401(a)(9) and all regulations thereunder. If no payment election has been received by the Plan Administrator at the time minimum distributions are required to be made, the Plan will commence monthly payments under the lifetime periodic payments under Subparagraph (B).

          (g) A Participant, retired Participant or Spouse Beneficiary who has received one or more periodic payments under the Lifetime, Variable, Fixed or Level Payments may revoke his prior election no more than one a year and elect to receive his account balance in any other periodic payment option.

     6.   Re-enrollment in Plan

          If a Participant who has had his participation terminated because his service with the Company was terminated is re-employed, he shall immediately be eligible to participate in the Plan.

XVII.  NONASSIGNMENT

          Except as provided by Section 401(a)(13) of the Code, no assignment of the rights or interests of account holders under this Plan will be permitted or recognized, nor shall such rights or interests be subject to attachment or other legal processes for debts.

XVIII.  OPERATION OF THE PLAN AS A TOP-HEAVY PLAN

          If it is determined that the Plan is a top-heavy plan, within the meaning of Section 416(g) of the Code, for any Plan Year, this Section will supersede all other provisions to the contrary and apply for such Plan Year.

     l.   Minimum Vesting

          Each Participant shall have a nonforfeitable right to the Company Contributions and earnings thereon in his Regular Account.

     2.   Minimum Contributions

          Contributions by the Company under the Plan, including Before Tax Contributions, on behalf of each Participant who has not separated from service at the end of the Plan year and who is a non-key employee shall not be less than three percent (3%) of his Compensation.

     3.   Compensation Limitation

          For any plan year in which the Plan is a top-heavy plan, the compensation limitation set forth in Code Section 416(a) shall apply.

     4.   Effect on Limitation on Annual Additions

          For any plan year in which the Plan is top-heavy, the combined limitation described in Section XIX.7(b) shall be applied by substituting "1.0" for "1.25" wherever it appears in Sections XIX. 14(s) and (v).

     5. Definitions - For purposes of these top-heavy provisions, the following definitions shall apply:

          (a) Key employees and non-key employees. In determining which employees are key employees and which are non-key employees, the criteria set forth in Code Section 416 and the regulations thereunder shall be applied.

          (b) Top-heavy ratio. The top-heavy ratio shall be computed in accordance with Code Section 416 and the regulations thereunder.

          (c) Aggregation Group. For purposes of determining if the Plan is a top-heavy plan for a particular Plan Year, each tax qualified plan of the Company in which a key employee participates in the Plan Year containing the determination date, or any of the four preceding Plan Years, and each other tax qualified plan of the Company, which during this period, enables any plan, in which a key employee participates, to meet the requirements of Code Sections 401 (a)(4) or 410 shall be aggregated within the required aggregation group. All other tax qualified plans which are not required to be aggregated under the preceding sentence but that satisfy the requirements of Code Sections 401(a)(4) and 410 when considered together with the required aggregation group shall also be aggregated.

          (d) Determination Date. The determination date for any Plan Year shall be September 30 of the preceding Plan Year.

          (e) Valuation Date. The valuation date applicable to the determination date shall be September 30 of the preceding Plan Year.

XIX.  MISCELLANEOUS PROVISIONS

     1.   Plan Administration

          (a) The Company shall control and manage the operation and administration of the Plan and shall be the "Named Fiduciary" for purposes of ERISA. The administrative responsibilities shall be under the supervision of the Plan Administrator. The Plan Administrator may designate or may employ one or more persons to render advice with regard to any responsibility of the Company or the Plan Administrator under the Plan.

          (b) All authorizations, designations and requests concerning the Plan shall be made by employees in the manner prescribed by the Plan Administrator.

          (c) The Company, or its designee by written instrument, shall have the responsibility of appointing Trustees. The Plan Administrator, or its designee by written instrument, shall have the authority to appoint an investment manager or managers to manage and control Plan assets and, by such appointment, unless specifically excluded in any agreement with such investment manager or managers, delegates to such investment manager or managers the power to appoint additional investment managers with respect to all or part of the assets managed by such investment manager.

          (d) The Plan Administrator shall have the discretionary authority to determine eligibility for benefits hereunder and to construe the terms and conditions of the Plan. The decision of the Plan Administrator shall be final with respect to any questions arising as to interpretation of this Plan.

          (e) The Plan Administrator shall be a committee consisting of the following individuals: Vice President, Finance & Chief Financial Officer; Vice President, Operations & Chief Technology Officer and such other individuals as the aforementioned individuals shall appoint. The committee may act at meetings at which a majority of its members shall be present. The action of a majority of the committee shall constitute the action of the committee. The committee may also act by written resolution or conference call without the holding of a meeting. Any resolution concurred in by a majority of its members shall be the action of the committee. A written record shall be maintained of the committee's actions.

          (f) Subject to the requirements of the Code, the Company may authorize the Trustees of the Plan to accept a rollover of assets in cash and/or DuPont common stock received in a qualified distribution from a qualified employer plan as described in Code
               Section 402(a)(5), or received in a distribution from an individual retirement account, as described in Code Section 408(d)(3)(A)(ii). Any DuPont common stock received will be allocated to the Regular Account, Fund D. The Account Holder shall designate the manner in which all other rollover contributions to the Plan will be invested. All amounts so received will be treated as Earnings in the Regular Account. Only taxable amounts may be rolled over under this Section.

          (g) A newly hired employee who has made a rollover contribution to the Plan in accordance with Subparagraph (f) who has not otherwise become a Participant of the Plan may make, with respect to his rollover contribution, fund transfers in accordance with Section VIII and withdrawals in accordance with Section XIV; provided, however, that such employee shall not have a right to make Before-Tax Contributions, After-Tax Contributions or have Company Contributions made on his behalf or institute loans until he has otherwise satisfied the requirements imposed by Section II.

          (h) Subject to the requirements of the Code, the Plan Administrator may authorize the Trustees of the Plan to accept a trust-to-trust transfer of assets requested by a Participant in cash, DuPont common stock, and/or loan documents received from a qualified defined contribution plan. The DuPont common stock shall be allocated to the Regular Account, Fund D. The account holder shall designate the manner in which all other transferred contributions to the Plan will be invested. Taxable amounts received pursuant to this Section will be treated as Earnings in the Regular Account. Nontaxable amounts will be treated as Unmatched After-Tax Contributions. Transfers from any qualified defined contribution plan maintained by DuPont are specifically authorized under this paragraph.

          (i) Payments from the Plan may be "eligible rollover distributions" if they are not payments for an account holder's lifetime (or life expectancy), or account holder's lifetime and his beneficiary's lifetime (or life expectancy) or a period of ten years or more. Only taxable amounts of the distributions are "eligible for rollover distribution".

               A Participant, Former Participant, Spouse Beneficiary or Alternate Payee may instruct the Plan Administrator to make a direct rollover of all or a portion of his distribution that is an "eligible rollover distribution" to another qualified plan or an Individual Retirement Account.

               In the event a Participant, Former Participant, Spouse Beneficiary or Alternate Payee elects not to make a direct rollover of all or any portion of his "eligible rollover distribution", the distribution shall be subject to the 20% withholding specified in Code Section 3405.

          (j) Overpayments of a distribution under this Plan shall be repaid within thirty (30) days after written demand is made for repayment by the Plan Administrator. In the event repayment is not made either within thirty (30) days of such demand or in accordance with such terms as may be agreed to by the Plan Administrator, an amount, to the extent available, equivalent to the overpaid amount shall be deemed to have been withdrawn by the account holder under Section XIV, XV or XVI, whichever is applicable, and the limitation on the number of Withdrawals contained in Section XIV.1. shall not apply to such Withdrawal. Until any remaining overpaid amount is repaid or restored, a Participant shall neither deposit After-Tax

               Contributions nor make Before-Tax Contributions, and Company Contributions shall be suspended.

          (k) Notwithstanding any other provision of the Plan, benefits under the Plan shall be limited as required by the Internal Revenue Code.

     2.   Administrative Expense

          Reasonable expenses of administering the Plan, including, but not limited to, record-keeping expenses, trustee fees, and transactional costs shall, at the election of the Plan Administrator, be paid by account holders. Brokerage fees, transfer taxes, investment fees and other expenses incident to the purchase and sale of securities and other investments in Funds B, C, D and E shall be included in the cost of such securities or investments, or deducted from the sales proceeds, as the case may be.

     3.   Modification or Termination

          The Company reserves the right to change or discontinue this Plan in its discretion by action of the Board or the Plan Administrator. In the event of the complete or partial termination of the Plan, or complete discontinuance of Company Contributions under the Plan, distribution of full shares of DuPont common stock, and all cash balances including those resulting from the liquidation of Funds B and C will be made to the affected Participants in accordance with Section XVI.4(a).

     4.   Transition to Amended Plan

          Where an individual is in a bargaining unit represented by a union for collective bargaining, with which discussions have been had concerning this Plan as last amended, the provisions of the amended Plan shall not become effective for such individual unless and until (i) such discussions or (ii) existing collective bargaining agreements result in favor of applicability of the amended Plan. The terms of the Plan in effect immediately prior to the last amendment shall continue to apply to an individual so excluded unless and until discussions with the union representing his unit have concluded in favor of applicability to the unit of the amended Plan or of other employee benefits in lieu thereof, or unless and until the individual is made eligible under the amended Plan by lawful unilateral action of the Company.

     5.   Transfer of Assets

          (a) In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each employee shall (if the Plan is then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is no less than the benefit to which he would have been entitled immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

          (b) (1) In connection with an individual's transfer of employment to a Related Business Entity, he may elect to have the value of the balances in his accounts in Funds B, C, D, E, L and O in this Plan transferred to the qualified plan of the Related Business Entity. The transfer of account balances may be made in cash or in kind, whichever the Plan Administrator determines complies with the tax-qualified status of the Plan and is most appropriate under the circumstances. The balance in the individual's Before-Tax Account will not be transferred unless the plan to which it is to be transferred satisfies the requirements of Code Section 401 (k). The balance in his account in Fund L will not be transferred if the trustee under the receiving plan will not accept the individual's Fund L loan documents. Account balances to be transferred will be valued and transferred as soon as practicable following receipt by the Plan Administrator of proof satisfactory to the Plan Administrator that the Plan to which assets are being transferred is a tax-qualified plan under the Code. The individual may exercise this option at any time prior to termination of employment with the Related Business Entity. At any time prior to making such election, the individual will be considered a Participant, except that such Participant shall not be permitted to make deposits to his Accounts. If the individual terminates employment with the Related Business Entity prior to exercising his option, distribution of the balances in his accounts will be made as provided in Paragraphs 4 and 5 of
                    Section XVI.

               (2) In connection with an individual's transfer of employment from a Related Business Entity to the Company, the balances in his qualified plan accounts if transferred to this Plan will be deposited in Regular and Before-Tax Accounts, as appropriate, and allocated in cash or in kind to Funds B, C D, E or O, except that any cash transferred will be deposited in Fund B and any promissory note(s) will be converted to a loan document under this Plan and transferred to Fund L. The determination of whether the account balances are to be transferred in cash or in kind shall be made by the Plan Administrator. All amounts transferred to this Plan under this Paragraph (2), and the earnings on those amounts, will be 100% vested at all times.

                    An individual's period of participation under this Plan will include his period of continuous participation in the qualified plan of the

                    Related Business Entity immediately preceding the transfer of employment. An individual with respect to whom company contributions to the plan of the Related Business Entity were suspended at the time of his transfer or of his employment by the Company from such Related Business Entity will not be entitled to Company Contributions under this Plan until the suspension period lapses. A withdrawal by a participant of any part of a qualified plan account remaining to his credit in the plan of the Related Business Entity, where such account remains after his transfer from such entity, will have the same effect on his participation in this Plan as if he made such withdrawal from this Plan.

          (c) In connection with the acquisition of a business or facility, the Company, in its discretion, may direct the Trustee of Fund B of the Plan to accept a transfer of assets, in cash, or the Trustees of Funds B and L to accept a transfer of assets in a combination of cash and promissory note(s) which note(s) must be converted to loan documents under this Plan and transferred to Fund L from the trustee(s) of a qualified defined contribution plan maintained by the seller of the business or facility. The cash received will be allocated to the employees' accounts in Fund B based on the value on the date in which the transfer takes place. Amounts received which were employee contributions will be treated as Unmatched After-Tax amounts; amounts which were Before-Tax Contributions will be treated as Unmatched Before-Tax amounts; amounts which were Earnings on Before-Tax amounts will be treated as Earnings on Before-Tax amounts; and all other amounts received will be treated as Earnings in the Regular Account. The Company may recognize service with the seller by an employee for purposes of eligibility in this Plan and may also recognize participation in the seller's plan by an employee who enrolls in the Plan and whose entire account assets are transferred to this Plan for purposes of participation in this Plan, and the assets transferred for his account will be valued in accordance with
               Section X.3.

          (d) In connection with the previous acquisition of a business or facility in which the seller agreed to later reemploy individuals who had become employees of the Company, the Company may, in its discretion, direct the Trustees of the Plan to transfer account balances of Former Participants who are so re-employed to the trustee of the seller's qualified defined contribution plan, provided the requirements of Code Section 414(1) will be satisfied in the transfer of assets.

     6.  No Guarantee of Security Values

          The Company does not guarantee or represent in any way that the value of stocks and other assets in which the account holder has an interest will increase or will

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

          not decrease. Each Participant assumes all risks in connection with any changes in the value of securities and other assets in the various Funds in which he may have an interest.

     7.   Limitations on Annual Additions

          This Plan provision supersedes any other Plan provision which would conflict with this one.

          (a) In no case may annual additions to a Participant's account, determined on a calendar year basis, either solely under the Plan or under an aggregation of the Plan with all other Defined Contribution Plans maintained by the Corporate Employer, exceed the lesser of 25% of his Compensation or $30,000 (adjusted for each Plan Year to reflect cost of living increases for that year published by the Secretary of Treasury). For this purpose, "annual additions" are, for any year, the sum of (1) contributions to a Defined Contribution Plan on behalf of a Participant by the Corporate Employer, including deferrals under Code Section 401(k), and (2) employee contributions. If the limitation in this paragraph would otherwise be exceeded, After-Tax and Before-Tax Contributions will be returned or paid, and Company Contributions will be removed from the employee's account and applied to reduce the subsequent contributions of the Company under the Plan, to the extent necessary, as determined by the Plan Administrator.

          (b) Prior to January 1, 1999, when annual additions are viewed in conjunction with an employee's interest in all other Defined Benefit and Defined Contribution Plans of the Corporate Employer, the sum of the Defined Benefit Plan Fraction and the Defined Contribution Plan Fraction for any year shall not exceed 1.0. If the limitation in this paragraph would otherwise be exceeded, the Plan Administrator shall determine the extent to which the Participant's benefit under any one or more of such plans shall be reduced in order to comply with that limitation in such a manner as to maximize the aggregate benefits payable to the Participant.

          (c) From time to time, and at least annually, the level of participation in the Plan will be reviewed and, if necessary, the amount of After-Tax and Before-Tax Contributions which may be elected in accordance with Paragraph 1 of Section IV will be adjusted to assure that the Plan continues to satisfy Internal Revenue Service guidelines.

     8.   Qualified Domestic Relations Orders

          The Plan will make payment from an account holder's Regular and/or Before-Tax Account as required by a qualified domestic relations order, as defined under

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

          Code Section 414(p). Any amounts awarded to an alternate payee, prior to the death of the Participant or Former Participant pursuant to a domestic relations order determined by the Plan Administrator to be qualified shall be distributed within 90 days of such determination, unless the qualified domestic relations order specifies that the Alternate Payee shall have an account in the Plan. No Loan, Withdrawal, or other action otherwise permissible pursuant to any provision of the Plan shall be taken which, in the opinion of the Plan Administrator, may be inconsistent with the provisions of a qualified domestic relations order.

     9.   Early Retirement Age

          Early Retirement Age under the Plan is age 55 with 10 or more Years of Service.

     10.  Normal Retirement Age

          Normal retirement age under the Plan is age 65.

     11.  Compensation Taken into Account

          The maximum amount of annual compensation of a Participant that shall be taken into account under this Plan for any year shall not exceed the amount prescribed in Code Section 401 (a)(17).

     12.  No Decrease of Accrued Benefit

          No amendment to the Plan shall be effective to the extent it has the effect of decreasing a Participant's accrued benefit. For purposes of this paragraph, a Plan amendment which has the effect of decreasing the Participant's account balance or eliminating an optional form of benefit, with respect to the benefits attributable to service before the amendment shall be treated as reducing an accrued benefit.

     13.  Change to Vesting Schedule

          If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three (3) Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change.

          The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

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

          (1)     Sixty (60) days after the amendment is adopted;

          (2)     Sixty (60) days after the amendment becomes effective; or

          (3) Sixty (60) days after the Participant is issued written notice of amendment by the Employer or Plan Administrator.

          Furthermore, if the vesting schedule of a Plan is amended, in the case of an Employee who is a Participant as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's right to his Employer-derived accrued benefit will not be less than his percentage computer under the Plan without regard to such amendment.

     14.  Definitions

          (a) The term "Affiliated Group" means the Controlled Group, but does not include any foreign subsidiary or any domestic subsidiary which derives in excess of 50% of its gross income for a taxable year from sources without the United States (as defined in Section 7701(a.)(9) of the Code).

          (b) The term "Code" means the Internal Revenue Code of 1986, as amended.

          (c) The term "Company" means Qualicon,Inc. a Delaware corporation. It also includes any wholly owned subsidiary, joint venture or partnership in which the Company has an ownership interest, provided that such entity (1) adopts this Plan with the approval of the Company, or such person or persons as the Company may designate and (2) agrees to make contributions in respect of any of its employees who become Participants of the Plan.

          (d) The term "Controlled Group" means the Company and its controlled group of corporations within the meaning of Section 1563(a) of the Code. Any reference to the "Controlled Group" of E. I. du Pont de Nemours and Company means the controlled group related to said corporation within the meaning of Code Section 1563(a).

          (e) The term "Before-Tax Account" means the account in which a Participant's Before-Tax Contributions and earnings thereon are maintained.

          (f)  The term "employee"

               (1)  Includes all employees of the Company.

               (2) Excludes an individual who is on temporary assignment with the Company from a foreign affiliate of the Company with the expectation that he will return to duties with the foreign affiliate at the end of a period not exceeding three years.

               (3) Excludes any individual during any period during which the individual is classified by the Company as an independent contractor or as any other status in which the person is not treated as a common law employee of the Company for purposes of withholding taxes, regardless of the correct legal status of the individual. The previous sentence applies to all periods of such service of an individual who is subsequently reclassified as an employee, whether the reclassification is retroactive or prospective.

               (4) Includes an individual who must be treated as an employee under code Section 414(n) (a "Leased Employee"), but only to the extent required by that Code section and final regulations thereunder. A Leased Employee shall be treated as an employee for purposes of determining Hours of Service for participation and nonforfeitability of benefits (in the event the individual becomes an employee without regard to this paragraph). A Leased Employee shall be treated as an employee for purposes of the other requirements set out in
                    Section 414(n)(3) of the Code. Notwithstanding anything herein to the contrary, no Leased Employee shall be a Participant in this Plan.

          (g) "Service" with the Company will be measured in "Hours of Service" and "Years of Service".

               (1) The term "Hour of Service" means each hour for which an employee is compensated or entitled to compensation for the performance of duties and includes each such hour for which back pay, irrespective of mitigation of damages, has been awarded or agreed to. An hour also includes each hour for which an employee is compensated or entitled to compensation due to vacation, holiday, illness, incapacity (including disability), jury duty, military duty or leave of absence. No more than 501 hours shall be credited hereunder to any employee on account of any single continuous period during which no duties are performed. Hours shall be credited to the period during which the duties are performed or to which the payment relates and, in the case of a period where no duties are performed, shall be credited on the basis of the number of regularly scheduled working hours during the period. Hours shall be computed with respect to service with the Company and all other members of the Company's Controlled Group, and shall be aggregated for service with all such employers. All hours shall be credited in conformance with
               Section 2530.200b-2(b) and (c) of

               Department of Labor regulations, which is incorporated herein by reference.

               (2) The term "Year of Service" shall mean a 12-month computation period in which an employee is credited with at least 1,000 Hours of Service. For such purposes, the computation period shall be the Plan Year.

          (h) The term "Matched Before-Tax" means Before-Tax Contributions on which related Matching Contributions are based.

          (i) The term "Matched After-Tax" means After-Tax Contributions on which related Matching Contributions are based.

          (j) The term "Monthly Pay" means an employee's base salary or wages and overtime pay paid to the employee by the Company during a particular month. Monthly Pay does not include severance pay, allowances or reimbursements for expenses, fringe benefits, long term incentive compensation or gain sharing, or any other extra or added types of compensation. However, Monthly Pay includes Before-Tax and After-Tax Contributions to this Plan (including the ratable portion of the Benefit Allowance contributed pursuant to an election under the Qualicon Flexible Benefit Plan) and any pre-tax salary reductions for any plan subject to Code Section 125.

          (k)  The term "Plan Year" means the calendar year.

          (l) The term "Regular Account" means the account in which a Participant's After-Tax Contributions, Company Contributions, and earnings thereon are maintained. The Company may direct that separate sub-accounts shall be maintained for After-Tax Contributions Matching Contributions and earnings attributable to each type of contributions.

          (m) The term "Matching Contributions" and "Profit Sharing Contributions" have the meanings assigned to them in Section V.

          (n) The term "Settlement" means final valuation of an account holder's accounts in preparation for distribution of the balance of his accounts.

          (o) The term "Unmatched Before-Tax" means Before-Tax Contributions on which no related Matching Contributions are based.

          (p) The term "Unmatched After-Tax" means After-Tax Contributions deposited in the Participant's accounts, on which no related Matching Contributions are based.

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

          (q) The term "Corporate Employer" shall mean the Controlled Group, as modified by Code Section 415(h).

          (r) The term "Defined Benefit Plan" shall mean a defined benefit plan as defined in Code Section 414(j) that is qualified under the Code.

          (s) The term "Defined Benefit Plan Fraction" for any year shall be a fraction, the numerator of which is an amount representing the total Projected Annual Benefit of the employee under all Defined Benefit Plans of the Corporate Employer, determined as of the close of the year, and the denominator of which is the lesser of
               (i) the product of 1.25 multiplied by the dollar limitation set forth in Code Section 415(b)(1)(A) (as adjusted under Code
               Section 415(b)(2) or in accordance with regulations or other official announcements issued by the Secretary of Treasury), or
               (ii) the product of 1.4 multiplied by 100% of the employee's average Compensation for his high 3 years.

          (t) The term "Compensation" shall mean the compensation of the Participant, as defined in Treasury Reg. 1.415-2(d), but including any elective deferrals not includible in the gross income of the employee pursuant to Code Sections 125 or 401(k), from the Corporate Employer for the year. The annual compensation of each Participant taken into account for determining all benefits provided under the Plan for any determination period shall not exceed $160,000 for Plan Years after 1997, as such limit is adjusted by the Secretary as provided under Code Section 415(d). If the period for determining compensation used in calculating an allocation for a determination period is a short Plan Year (i.e., shorter than 12 months), the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by a fraction, the numerator of which is the number of months in the short Plan Year, and the denominator of which is 12.

          (u) The term "Defined Contribution Plan" shall mean a defined contribution plan as defined in Code Section 414(i) that is qualified under the Code.

          (v) The term "Defined Contribution Plan Fraction" for any year shall mean a fraction, the numerator of which is the sum of the annual additions to the employee's account under all Defined Contribution Plans of the Corporate Employer as of the close of the year, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Corporate Employer: (i) the product of 1.25 multiplied by the dollar limitation under Code
               Section 415(c)(1)(A) for such year (determined without regard to Code Section

               415(c)(6)), or (ii) the product of 1.4 multiplied by 25% of the employee's Compensation for such year.

          (w) The term "Projected Annual Benefit" shall mean the benefits which are projected to be paid annually under all Defined Benefit Plans of the Corporate Employer to an employee payable as a straight life annuity commencing at normal retirement age. Such projection shall be based on the assumptions that:

               (1) The employee's compensation for all future years will equal his Compensation for the year of computation,

               (2) The employee's future participation in the Defined Benefit Plans of the Corporate Employer will continue uninterrupted until he has reached normal retirement age and that he will earn a full year of service for each full year he participates in the Defined Benefit Plans of the Corporate Employer during that period, and

               (3) All other relevant factors considered in computing the benefits will remain constant with the year of computation.

          (x) The term "Transfer" means transfer of Plan assets between or among the various Plan Funds in accordance with Section VIII of the Plan.

          (y) The term "Highly Compensated Employee" shall mean an individual described as such in Code Section 414(q). Unless otherwise provided in Code Section 414(q), each employee who meets one of the following requirements is a "Highly Compensated Employee":

               (1) The employee at any time during the current or prior Plan Year was a more than 5-percent owner as defined in Code
                    Section 414(q)(2), or was the spouse, child, parent or grandparent of such an owner to whom the owner's stock is attributed pursuant to Code Section 318 (regardless of the Compensation of the owner or family member).

               (2) The employee received Compensation from the employer in excess of $80,000 for the prior Plan Year. The dollar amount specified in the previous sentence shall be indexed for cost of living increases for each calendar year after 1998 as provided in the applicable Treasury regulations.
                    For any Plan Year, the applicable dollar amount shall be the dollar amount in effect for the calendar year in which the Plan Year commences.

               (3) The individual is a former employee who had a separation year prior to the current Plan Year and such individual performed services for the employer and was a Highly Compensated Employee for either (i) such separation year, or
                    (ii) any Plan Year ending on or after the individual's 55th birthday. A "separation year" is the Plan Year in which the individual separates from service with the employer.

               For purposes of this Paragraph (y), "employer" includes the Company and all Affiliated Group members, and "employee" includes Leased Employees.

          (z) The term "Variable Pay" shall mean the variable payment under a pay program that relates a portion of total pay to business objectives such that if objectives are met, targeted pay levels are reached; but if objectives are exceeded or are not met, pay is above or below targeted levels. The term includes only amounts paid under a short-term annual program, and does not include long-term incentives.

          (aa) The term "Spouse Beneficiary" shall mean a spouse who is designated a primary beneficiary of a deceased Participant who at the time of his death had attained his Early or Normal Retirement Age.

          (bb) The term "Participant" shall mean an employee of the Company who is participating in this Plan in accordance with the terms of the Plan.

          (cc) The term "Former Participant" shall mean an individual who had been a Participant but whose service with the Company and its Controlled Group has terminated.

          (dd) A Participant's "Required Beginning Date" is April 1 of the calendar year following the later of (i) the calendar year in which the Participant attained age 70 1/2, or (ii) the calendar year in which the Participant's termination of employment occurs. However, clause (ii) of the previous sentence does not apply to any Participant who is more than 5-percent owner of the Company (as defined in Code Section 416) with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1/2.

          (ee) A "Related Business Entity" shall mean a company in the Affiliated Group or Controlled Group or a partnership or joint venture in which the Company has an ownership interest.

          (ff) The term "Benefit Allowance" means the allowance described in
               Section 4.1 of the Qualicon Flexible Benefit Plan.

          (gg) The term "Effective Date" means June 1, 1998.

          (hh) The term "Tender Offer" means the tender offer by DuPont to shareholders of DuPont common stock pursuant to which the DuPont shareholders may exchange their DuPont shares for shares of Class B common stock of Conoco, Inc.

          (ii) The term "Conoco stock" means shares of Class B common stock of Conoco, Inc.


          IN WITNESS WHEREOF, the undersigned officer of the Company, hereby adopts this plan document pursuant to the Written Consent of the Board of Directors of Qualicon, Inc. dated May 20, 1998.



/s/ Robert A. McMillen                          /s/ K N McKelvey
----------------------                          ----------------
              Witness

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